Exhibit 99.1

QUALITY SYSTEMS, INC., #4539176

FISCAL 2012 FOURTH QUARTER AND YEAR-END

RESULTS

May 17th, 2012, 7:00 AM PT

Chairperson: Steve Plochocki (Mgmt.)

Operator:	Good day ladies and gentlemen. Thank you for standing by. Welcome to the Quality Systems Fiscal 2012 Fourth Quarter and Year-End Results Conference Call. During today’s presentation, all parties will be in a listen-only mode. Following the presentation, the conference will be open for questions. If you have a question, please press the star, followed by the one, on your touch-tone phone. If you would like to withdraw your question, you can press the star, followed by the two, and if you are using speaker equipment, please lift the handset before making your selection. This conference is being recorded today, Thursday, May 17th, 2012.

I would now like to turn the conference over to Steve Plochocki, CEO. Please go ahead, sir.

Steve Plochocki:	Thank you, Alicia and welcome everyone to the Quality Systems 2012 Fiscal Year-End and Fourth Quarter Results call. With me this morning are Paul Holt, our CFO; Scott Decker, the President of NextGen; Donn Neufeld, Executive Vice President of EDI and Dental; Steve Puckett, Executive Vice President of NextGen InPatient Solutions; and Monte Sandler, Executive Vice President of Practice Solutions.

Please note that the comments made on this call made include statements that are forward-looking within the meaning of securities laws, including, without limitation, statements related to anticipated industry trends, the Company’s plans, products, perspective, and strategies, preliminary and projected, and capital equity initiatives in the implementation of potential impacts of legal, regulatory, or accounting principles.

I’ll provide some opening comments and then turn it over to the team.

The Company reported revenues of $429.8 million for the fiscal year ended March 31, 2012, an increase of 22% compared to $353.4 million for the fiscal year ended March 31, 2011. Net income for fiscal 2012 was $75.7 million, a 23% increase versus net income of $61.6 million for the year ago. Fully diluted earnings per share for the fiscal year 2012 were $1.28, a 21% increase from $1.06 for fiscal year 2011.

Revenues for fiscal 2012 fourth quarter were $109 million, up 12% compared to $97.1 million in the year ago period. Net income for the fiscal 2012 fourth quarter was $15.1 million, compared to $18.6 million in the same period a year ago. Fully diluted earnings per share were $0.25 in the fourth quarter of fiscal 2012, versus $0.32 for fiscal 2011 fourth quarter.

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We’re pleased with the results of fiscal 2012, which demonstrated strong growth in both revenues and profits compared to the previous fiscal year. Our performance for fiscal 2012 fourth quarter was impacted due to delays in both the closing of several fourth quarter opportunities, as well as recognition of revenue related to a large customer implementation. Looking ahead, we remain confident about the growth opportunities, as evidenced by our recent guidance in the 2013 fiscal year. We have stated that we expect revenues to increase 20 to 24%, earnings per share to grow 20 to 25%.

Some of the key dial movers for our upcoming year include: one, to continue to expand offshore capabilities for software development and back office functions; two, expand our international distribution channel; three, continue to maximize cross selling opportunity, or, sell more multiple product deals like the Norton deal that we recently announced; five, expand RCM capabilities to dental and hospital markets; six, move upstream in the hospital sector; seven, be at the forefront of ACO modeling. At HIMSS in February, we introduced five new products to aid physicians in that effort; eight, continue to compete and win in the 50% of the market that has yet to adopt electronic medical records; nine, continue to acquire produce and service offerings that supplement or complement our core offerings domestically and internationally. You’ll be hearing from our division heads, and they’ll be touching on all of these key areas.

I’ll now turn it over to Paul who’ll take us through the financials.

Paul Holt:	Thanks, Steve, and hello, everyone. I’m going to begin my comments with a review of our fiscal 2012 results, giving some additional details regarding our guidance for next year, and then finish with a discussion around our fourth quarter results.

As Steve mentioned, we’re proud of our accomplishments this past year with revenue and earnings per share growing by 22 and 21%, respectively. We achieved 19% growth in system sales, and 23% growth in our services revenue lines. Our three acquisitions during fiscal 2012 added approximately $7.1 million in revenue, resulting in organic revenue growth rate of approximately 20%.

Since April 1st, we’ve completed another two acquisitions which bring significant new capabilities in the synergies into the Company. Matrix Management Solutions brings a very sophisticated and efficient RCM company, which has built its service offerings completely around the NextGen platform. The Poseidon Group acquisition expands our capabilities within the InPatient world, as well as brings additional hospital customers to cross-sell our product. The additional capabilities around emergency departments are critical to our efforts of advancing the breadth of our hospital market offering. Poseidon brings approximately a million dollars in annual run rate revenue, which is primarily recurring.

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In addition to all the acquisition activity, we made substantial progress this past year in building out our Bangor, India operation, which is providing top level development and quality assurance resources to the Company in a cost effective manner. We intend to build on our successes there and leverage the labor arbitrage to allow investment in our product and service offerings, to ensure our clients are at the leading edge of Accountable Care Organizations, and pay for performance and quality reimbursement model.

We ended the year with $139.4 million cash and marketable securities, or $2.36 per share. This was up from $130.1 million, or $2.20 per share, at the end of the prior quarter. This past year we generated approximately $77 million in cash flows from operations, which enabled us to return $41 million in cash dividends to our shareholders, invest approximately $11.7 million in cash paid for acquisitions, while still growing our cash and marketable securities balance by approximately $17.8 million during the year. We are in a strong position going into fiscal 2013 with no debt and a stronger cash position than ever before.

Moving on to our fiscal 2013 guidance, our guidance range of 20 to 24% revenue growth includes expected growth in all of our business segments and revenue categories. We’re expecting a slight increase in recurring revenue share of total revenue next year, primarily on the heels of faster growth, and RCM, and other recurring revenue streams. We’re confident in our ability to deliver on this guidance, which is very consistent with our five year compound annual growth rate of 23%.

Supporting our confidence in this guidance range are a number of factors including: our current sales pipeline; growing momentum in RCM, which Monte will discuss further; increased interest we’re seeing from payer groups and large enterprise customers in enterprise ambulatory solutions; as rapid growth and demand for consulting and other services, additional products and service capabilities as a result of our acquisitions, and new international market opportunities.

Our earnings per share guidance of 20 to 25 % growth represents a slight increase compared to our five year average compound annual growth rate of approximately 18%, and is consistent with what we’ve achieved on average over the last two years. I want to point out that we’re not guiding to sequentially lower operating income margin percentage, in spite of the changing revenue mix I mentioned earlier. Our expected operating margins implied in our guidance are consistent with our experience in the last several years, which is among the best in our industry, I might add; though a proportionally higher service revenue mix will be offset by leveraging the investments in operations that we made in fiscal 2012.

So, moving to our fourth quarter results, our consolidated March quarter revenue of $109 million was up 12% over the prior year quarter at $97.1 million. Our system sales results in the fourth quarter were negatively

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impacted by several large opportunities which were delayed in closing, as well as deferral of revenue related to a multi-million dollar arrangement with a large customer, which includes customization and development of our software.

As I previously stated, for quite some time, I’d say many years, it’s difficult to predict quarterly results, as the timing of the closing of our contracts can be very fluid based on a number of factors, which can vary with the facts and circumstances behind every prospect. This is why we’ve never provided quarterly guidance in the past, and actively manage towards an annual performance-type goal.

Consolidated maintenance, RCM, EDI, and other services revenue grew 23% to $74.2 million, compared to $60.5 million in the prior year quarter. We benefitted from year-over-year growth in our other services revenue, maintenance, and EDI categories, which grew at 53%, 23%, and 22%, respectively. Our other services revenue growth was driven by a number of factors, an increased demand for consulting and other add-on type services.

Our consolidated gross profit margin this quarter came in at 61.5%. That’s down from both the year ago quarter and the prior quarter, which were at 65.8% and 66%, respectively. Gross margin was down primarily due to the previously mentioned large contract delays, which resulted in a comparatively lower amount of high margin software revenue.

Our SG&A expense, excluding amortization, increased by approximately $4.9 million to $34.2 million in the fourth quarter, compared to $29.3 million a year ago. The increase was driven primarily by increased headcount and (inaudible) related expenses.

Our R&D spend is up to $8.9 million this quarter, a 55% increase compared to the prior year quarter, an 8% increase on a sequential basis. Our increased R&D spend reflects our commitment to continually invest in our products as we move towards healthcare reform and accountable care organizations, as well as make investments in our InPatient product line.

Moving over to segment revenue and operating income performance, NextGen ambulatory revenue for the prior year, full year fiscal 2012, $325.5 million, up 22% over the prior year. NextGen ambulatory operating income $127 million, that’s up 22% over the prior year. On a quarterly basis, the NextGen division ambulatory revenue was $82.5 million, that’s up 12% from $73.7 million a year ago.

Moving to QSI Dental, for the full fiscal year revenue of $19.6 million dropped slightly 2% from the prior year, and operating income of $3.4 million. That’s the full year. QSI Dental division revenue for the fourth quarter was $5.1 million. That’s off from the prior year at $5.6 million.

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Our InPatient division, for the full fiscal 2012, reported $34.5 million and operating income of $10.4 million. On a quarterly basis, the InPatient business unit performed with $8.8 million versus, $5.1 million in the prior year quarter.

Practice Solutions full year fiscal 2012 revenue was $50.3 million. It was up 3% over the prior year. And, operating income was $5.8 million, up 38% over the prior year. For the fourth quarter, Practice Solutions delivered approximately $12.6 million in revenue, which is just slightly off the prior year quarter at $12.7 million in revenue.

Moving on to our balance sheet, our total cash and marketable securities this quarter were $139.4 million, or $2.36 per diluted share. That compares to $117.7 million, or $2.02, at the end of the prior year quarter.

Our DSOs, net of amounts included in both accounts receivable and deferred revenue, declined by a couple of days to 77 days, compared to 79 days last year. Our DSOs on a gross basis, was 122 days versus 131 days a year ago, and on a sequential basis, our DSOs declined by 7 days.

Our DSOs were also impacted by a change in our contracting policy, as our standard agreement now includes services billed as incurred, resulting in those services not being included on our balance sheet in deferred revenue. As of March 31, 2012, we had approximately $4.5 million in services which have been contracted for on a billed as incurred basis, and therefore not on our balance sheet in either accounts receivable or deferred revenue.

Our current deferred revenue balance declined this quarter to $83.1 million, compared to $90.6 million in last quarter, and as I just mentioned, a portion of that decline, approximately $4.5 million, was related to the discussion I was just having about services on a billed as incurred basis.

So, for those of you that are tracking this, I’m going to break out our non-cash expenses for the quarter: total amortization of capitalized software approximately $2.3 million; amortization of intangible assets approximately $1.3 million; depreciation expense $1.3 million; stock comp expense approximately $900,000. Investing activities for the quarter: internally generated capitalized software approximately $3.5 million; fixed assets approximately $3 million.

So, again, I’d like to thank everybody for being on this call and your interest in our Company. We’re all very dedicated to this Company and to our shareholders, and we’re going to continue to keep our heads to the ground and keep pushing.

So, I’ll now turn things over to Scott Decker, President of NextGen Healthcare.

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Scott Decker:	Thank you, Paul. Good morning, everybody. As Paul mentioned, I’m very pleased to announce that for the fiscal year 2012, the ambulatory division saw revenue growth of 22% to $325 million, and operating income growth to 22.0% year-over-year. It should be noted that it can be compared to about 11.3% revenue growth for the division in fiscal year 2010, and 16.5% in fiscal year 2011. So, we continue to see a nice acceleration of revenue growth in the division. It should also be noted that all the ambulatory growth was on a purely organic basis in fiscal year 2012, and was highlighted by 100% growth in our management consulting business, which grew to exceed $10 million in revenue in fiscal year 2012.

While the fourth quarter was disappointing in terms of system software sales, the ambulatory division still saw year-to-year growth of approximately 12%. As noted, the quarter was impacted by the slippage of transaction closings and a revenue recognition delay in conjunction with a large implementation project. In general, though, we continued to see a robust ambulatory market and anticipate our performance to bounce back in the coming quarters, more in line with the past 12 to 18 months.

From an operating metrics standpoint for the ambulatory division—we signed 75 new contracts for the ambulatory division; five of those were SaaS. It should be noted that our third quarter new client contracts were much higher than the historical trends with nearly 128 new contracts. Based on our pipeline and activity levels, we anticipate that the market should support our historical trends in the coming quarters of around 100 to 100-plus new contracts per quarter. Discounting in the quarter did not materially change in line with the past six to eight quarters.

As of 3/31, we have 116 quota carrying sales and management positions, versus 107 last quarter, and 91 a year ago. The pipeline is $189 million, versus $168 million a year ago. That number includes ambulatory, RCM, and InPatient.

From a software delivery standpoint, of major releases, it’s highlighted by our five seven release, which just went for limited general release this month, and we anticipate we’ll go to general release in the coming quarter. We made the decision to continue on track to release our ICD 10 compliant software, version 5.8, in fall of this year. We currently anticipate releasing our Meaningful Use Stage 2 compliant release, 5.9, in spring to summer of 2013.

It has been mentioned a couple of times we have a large customer implementation contract that did have a bearing on this last quarter, so I wanted to highlight and give a little more color to it. This contract was signed in the first quarter of 2011 from a calendar standpoint. We just completed initial development requirements, which are being delivered in our EPM 5.7 release, which I mentioned just went to LGR this month. The time and materials were unique to this client which, as completed to date, is yet to be recognized and was noted in our preliminary results comment both last week and this morning.

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That initial work is approximately $2.5 to $3 million worth of work. We anticipate this client going to an initial set of pilot sites later this summer that’ll go to approximately 100 users, and we’re assuming if the pilots go as planned, we’ll start rollout to all clinics for this client in calendar year 2013. This will ultimately result in excess of 3,000 licenses being distributed to those clinics.

Looking on, I’m also pleased to announce that this month we have signed our first international distribution agreement. The agreement, which is a three-way partnership with a major international IT company and a regional distributor, will take us into Latin America in the coming months. The details of the announcement are pending final approval, but should be released in the next few weeks.

From a fiscal year 2013 outlook standpoint, we expect to see 20% plus top line and bottom line growth during fiscal year 2013. We’re in the midst of a strong push for meaningful use. NextGen is currently ranked fourth in meaningful use Medicare active stations, with approximately 3,300 in the April report, which was through February. NextGen has also been selected by 9,000 REC enrollees, ranking fourth in that category, as well. It should also be noted that there’s about 25,000 REC enrollees who are yet to select another, and are prime candidates for NextGen solutions, based on our market share within the REC and also the work we’ve done to be one of the top vendors in the majority of the RECS across the country.

Outside of the meaningful use catalyst, we see tremendous opportunity in our large clients as the industry consolidates and they prepare for the shift to Accountable Care Organizations. Many of our large clients are telling us to expect 100% growth in physician EHR use over the next 24 months, as they acquire and wire their markets in preparation for a shift to quality and upcoming based reimbursement models. These large clients represent three distinctly different business models built around hospital systems…

Steve Plochocki:	Scott?

Operator:	Ladies and gentlemen, please continue to stand by. It appears that Scott’s line just disconnected. One moment please.

Operator:	Ladies and gentlemen, thank you for standing by. Please go ahead.

Steve Plochocki:	Okay, we’ll now be moving onto Donn Neufeld.

Donn Neufeld:	Good morning. During the quarter we renamed the QSI Electronic Dental Records to NextGen EDR. The new name will better reflect the tight integration of our electronic dental record with the NextGen suite of products.

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We continued to have success selling NextGen EDR. We added seven new sales during the quarter. This week, we received meaningful use certification for NextGen EDR, strengthening our position in the FQHC and Medicaid marketplace.

During the quarter, we also signed an agreement with Suni Medical Imaging to resell their sensors, panoramic, cephalometric, and 3D imaging products with all of QSI Dental Solutions, including the NextGen EDR. We’ll be working with our RCM business unit to add dental services in fiscal year ’13.

The QSI dental pipeline is approximately 6.7 million. NextGen EDI had record revenues and income in Q4. We saw solid growth in fiscal year ’12, up 22% over fiscal year ’11. The new EDI products for claim edits and EDI reporting are getting a strong acceptance. We continue to leverage our ViaTrack acquisition; it is the recommended solution for all new NextGen hospital solution sales.

Thanks to everyone on this call for their support and interest in the Company. I’ll now turn things over to Steve.

Steve Puckett:	Hey, thank you, Donn. From this fiscal year perspective, I’m pleased to report that InPatient Solutions exceeded its projections, contributing 34.5 million to the Company’s revenues and 10.4 million in operating income.

This year has demonstrated an acceptance of our products in the hospital and patient marketplace, and brings our InPatient penetration to well over 200 hospitals now. This quarter we added 12 new hospital clients into the customer base and I’m happy to report that many of these were from the synergies created across our product portfolio. We continue to see a strong pipeline of deal opportunities ahead, and the market continues to be strong in our targeted segment. I’m particularly proud of the cross-sale synergies that we continue to enjoy with both our ambulatory systems and now our surgical services.

You may remember that last July we completed the acquisition of CQI. That company specializes in systems, providing centralized scheduling and operating room management. This quarter we benefitted from expansion sales into some of their larger integrated networks. Our surgical services offering also positions us to successfully target a new market, specialty surgical hospitals, with a comprehensive solution.

At the beginning of the month, we completed the acquisition of the Poseidon Group. Poseidon is an Atlanta-based emergency department systems vendor. Their products are built to run over the web and will integrate nicely with our current web based product offering. We will

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immediately begin to offer the Company’s products to our current customer base, similarly to how we have successfully marketed the CQI surgical suite to them. Poseidon also offers a PC-based documentation system that will allow some of our smaller hospitals to build a transition path from paper to an automated emergency department. With the addition of surgical services and an emergency department offering, we’re able to begin to offer a more comprehensive product suite that allows us to move into the larger community-based hospital opportunities.

We’re also excited to announce our new name change from NextGen InPatient Solutions to NextGen Hospital Solutions. As you’re probably aware, hospitals perform many outpatient services in addition to inpatient admissions and are involved in many integrated delivery solutions that extend beyond the traditional inpatient services. We believe this new name will more accurately identify our product offering, and will ultimately appeal more broadly to our market base as we continue to grow and build our portfolio out.

In closing, we are continuing to focus on the rural and community hospital market, which has become our strength, and with an expanding offering of new portfolio products, we are beginning to scale upward in the market, and we look forward to the new opportunities this will provide us.

Thank you for your time and attention, and now I’d like to turn it over to Monte Sandler.

Monte Sandler:	Thanks, Steve. Good morning, everyone. Practice Solutions had a busy fourth quarter with many things to report. We had our strongest quarter to date of booking new contracts, and I’m pleased that we’re beginning to see the fruits of our labor as it relates to our sales and marketing focus over the past several quarters.

To that end, we have recently added two new RCM sales directors with plans to add one more, in an effort to drive continued growth to our business unit.

We also improved our operating income 38% year-over-year, which was a large part of our focus for the year. As a result of those efforts, we have seen continued operating margin improvements over the past three fiscal years by scaling the business and finding ways to be better, smarter, and faster.

Our backlog of signed deals not fully implemented remains strong, as a result of strong sales, and our sales pipeline continues to grow.

The IASIS healthcare contract that I reported last quarter is already fully implemented and growing as expected. We signed several deals to our full service RCM offering in the fourth quarter, all of whom selected Practice Solutions to help them reduce costs, optimize revenue, and maximize the use in the NextGen product suite.

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We recently announced the acquisition of Matrix Management Solutions and could not be more excited about what this acquisition brings to our organization. Matrix has been providing outsource RCM services on the NextGen product suite since 1998. They bring a quality team and unparalleled experience that will enable us to continue to scale our organization.

I’m also pleased to announce that we will be changing our name in the coming quarter from Practice Solutions to RCM Services, as we feel that it better represents the outsource services that we provide to our customers, which are focused on revenue optimization and software utilization. The name change also better positions us to offer RCM Services to our NextGen Hospital Solutions, formerly NextGen InPatient Solutions, and QSI Dental customers. These efforts have already begun, and will prove to be additional areas of growth for our organization in the future.

Our service delivery remains strong, in part due to our successful implementation of the 5010 EDI requirement, and I’m pleased with the minimal impact we experienced on behalf of our customers. We are watching the future of Medicare reimbursement closely, and hope that a more permanent solution is reached before the end of the calendar year.

We also believe that, with the implementation of ICD-10 looming in October 2014, that providers will choose to focus on their core competencies of providing quality medicine, thereby creating opportunities for our full service offering to help them optimize their revenue cycle.

I’m confident that we remain well positioned to help our providers navigate the changing environment and optimize their revenue cycle with our full service, all payer, best practice solution that’s built on the NextGen industry leading software platform.

Thank you for your time and interest in our Company.

Steve Plochocki:	This is Steve Plochocki, and I think we have Scott back on.

Scott Decker:	Yes.

Steve Plochocki:	Yes, we lost him for a second there. So, Scott, if you could pick up. You were on the international discussion when, I think, we lost you and hopefully you were signing a big contract for this June quarter when you were off the air there for a while. Go ahead.

Scott Decker:	Absolutely, Steve. So, I apologize. I’ll just recount the last comment I was making on international, since I seem to have gotten cut off.

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As I was saying, I am pleased to announce that we, this month, just signed our first international distribution agreement as a Company. The agreement, which is a three way partnership with a major international IT company and regional distributor, takes us into Latin America in the coming months. The details of that announcement are pending final approval, but should be released in the next few weeks.

So, with that backdrop, I’m talking a little bit about the 2013 outlook for the division. We expect to see 20% top line and bottom line growth during fiscal year 2013. We’re in the midst of a strong push for meaningful use. NextGen is currently ranked fourth in meaningful use Medicare attestation, with approximately 3,300 in the April report, which takes us through the February timeline. NextGen has also been selected by 9,000 REC enrollees across the country, which also ranks us fourth of all vendors. Twenty-five thousand REC enrollees are yet to select an EHR and are prime candidates for NextGen solutions, based on our market share within the REC.

Outside of meaningful use catalyst, we see tremendous opportunity in our large clients as the industry consolidates and they prepare for the shift to an Accountable Care Model. Many of our large clients are telling us to expect 100% growth in physician EHR use over the next 24 months, as they acquire and wire their market in preparation for a shift to quality and outcome-based reimbursement models. These large clients represent three distinctly different business model built around hospital systems, payers, and lastly, large physician groups, each with distinct advantages in pursuing accountable care contracts, and thankfully, all of them NextGen clients.

While we continue to see good momentum in the market for our large clients aggressively rolling out systems, we are also executing on plans to be increasingly competitive in smaller markets. Highlighting these plans are the introduction of our new intuitive user interface for physicians that is receiving rave reviews from current and prospective physician groups.

And, to complement the new user interface, we’ll be offering streamlined deployment models later this year that should make it easier for the small practice to go live and get proactive help from NextGen as they adopt ECM—I mean, EHR.

Lastly, we anticipate continued aggressive growth in our management consulting business line as we saw in the past year. We’re also excited about the launch of our analytics business and additional international agreement as we go forward in this fiscal and calendar year.

With all that said, as always, I need to thank our clients, who are definitely the thought leaders in helping us forge ahead into the new ACO world and, of course, all of the NextGen employees across the country who are working so hard in conjunction with our clients to take advantage of the rapid change of the current in the industry and truly making NextGen a leader in this segment.

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Thanks for your time and look forward to the questions.

Steve Plochocki:	Alicia, we’ll now take questions, please.

Operator:	Thank you. As a reminder, ladies and gentlemen, if you would like to ask a question, please press the star, followed by the one, on your touch-tone phone. If you would like to withdraw your question, you can press the star, followed by the two and, if you are using speaker equipment today, it may be necessary to lift the handset before making your selection.

Our first question is from the line Charles Rhyee with Cowen & Company. Please go ahead.

Charles Rhyee:	Yes, thanks for the question—taking the questions here. Maybe starting with the quarter itself. Obviously you had to make an announcement relative to, I guess, where our expectations were, prior. Steve, it sounded like, you were pretty positive on where things were going earlier in the quarter. Where did it kind of change for you? And, what do you think, signaled that and, clearly we’ve seen some disruptions that, some of your peers, yet some of your other, competitors seem to do quite well. What do you think is really going on here, and why are maybe the delays within your customer base specifically?

Steve Plochocki:	Well, Charles, it’s always difficult, when you consider the fact that so many of our deals get closed in the last five to eight working days of a quarter. As a matter of fact, if you look at the history of Quality Systems, go back 10 years. I’ve been on the Board for eight years. Every four to six quarters we have a quarter like this where the deals don’t line up the way we’d like them to, and we just don’t get them done. I mean, several of the deals that we should have gotten done in the March end quarter, we have since signed and have since announced to the marketplace. It happens periodically. None of the fundamentals have changed, though. Our pipeline’s deep. Our categories 1 and 2 are strong. We have a very strong bevy of fixed and seven figure deals in that pipeline. None of the fundamentals gave us any indication that we weren’t going to be able to pull some of these deals through. But, the bottom line is that we did close many of them heading into this June quarter, and we’re really off to a pretty good start for June.

Charles Rhyee:	Okay, that’s helpful. Maybe since looking at specifically on the RCM side you guys talk about, renaming this, and really pushing this division forward, yet the revenues in this division have been pretty flat the last few quarters. Why is that the case here? You had pretty strong growth. It seemed like it was kind of acquisition-driven and maybe what is the contribution of Matrix to the revenues as we think about fiscal ’13?

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Monte Sandler:	So, this is Monte. As you all remember, our revenue cycle management business grew through acquisition in 1998, with the acquisition in 2008, excuse me, with the acquisition of HSI, and then subsequently PMP. We’ve now added Matrix to the fold. So, we remain focused and I’ve been telling you for the last few quarters that we’re focused on our sales and marketing and, we’re continuing to find opportunities to not only cross sell within the customer base, but also include ourselves in net new customers going forward. So, I think we saw some of that coming to fruition in the fourth quarter, and, we continue to see our pipeline grow and our backlog grow. So, I think we’re on solid footing.

With respect to Matrix, again, they’ve been a long time customer and user of our applications, so we see a lot of synergies and opportunity to continue to improve our service offering. And, I think it’s been reported that we expect the revenue from the Matrix contributions to be upwards of $10 million.

Charles Rhyee:	Okay, great. And then, just, maintenance I noticed was down sequentially. Why would maintenance be down, Paul?

Paul Holt:	Yes, Charles. I would point you to the annual numbers on maintenance can have a little bit of variability from time to time. I’d think you just need to look at, on the year-over-year percentage, which is north of 20% growth. At times there can be some noise in that maintenance revenue line, but if you look at it on an annual basis, I think it makes perfect sense.

Charles Rhyee:	Okay, but was there any contract that came off of maintenance, because if I remember back in fiscal ’07, you had a large client come off maintenance and it kind of impacted that for a while. Is that something similar going on here?

Paul Holt:	That was a particularly much larger kind of situation. You do have those kinds of things from time to time. We didn’t have something of that magnitude in the past quarter, but, as I was saying, sometimes you have situations like that, but on a smaller scale. That’s some of the noise that I’m referring to.

Charles Rhyee:	Great. Thanks a lot, guys.

Operator:	Thank you. The next question is from the line of David Larsen with Leerink Swann. Please go ahead.

David Larsen:	Hi. I think, if I heard you correctly, the size of the revenue that was not recognized in the quarter due to the implementation timing was $2.5 to $3 million. Is that correct?

Scott Decker:	That’s correct.

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David Larsen:	Right. And, you did incur costs for that project, right?

Scott Decker:	That’s correct.

David Larsen:	And then, did I hear you say that you were going to add about 3,000 licenses for that project in the future? So, would there be incremental revenue recognized for that in the future, in addition to the $2.5 to $3 million?

Scott Decker:	That’s also correct.

David Larsen:	Okay. And then, how big were the deals that actually pushed to the next quarter? Have you sized that, or are you not disclosing that?

Steve Plochocki:	I think the best way to characterize that is that they were seven figure deals, and they would have a significant impact on the quarter, and we’ll get the benefit of that in the June quarter.

David Larsen:	Okay. And then, you guys have presented some grids showing that 90% of EMR sales in the quarter are Greenfield. Can you just tell me what percentage of your total sales does that make up? So, like, what percentage of your total system sales now within NextGen are EMR-specific sales, roughly?

Paul Holt:	Scott, do you want to answer that? Or, I don’t mind taking it. The vast majority of our deals are joint deals, both EHR and EPM. Historically, it’s been split, actually kind of roughly even between EPM and EHR only.

David Larsen:	Okay.

David Larsen:	So, within the NextGen system sales about 50% EMR, 50% Practice management. Is that correct?

Paul Holt:	Yes, that’s on average. I mean, you’ll have some variability from time to time, Scott probably has some color on that, as well.

Scott Decker:	I think you’re on the right track. Let’s make sure we’re all talking the same thing. So, when we talk about Greenfields, it’s only been talking about new clients signing, so. Even with that said, though, the vast majority of our sales these days are combined EPM, EHR sales. I’m not quite sure what path you were trying to clarify.

David Larsen:	Okay. That’s helpful. Thank you.

Scott Decker:	Okay.

Operator:	Thank you. The next question is from the line of Constantine Davides with JMP Securities. Please go ahead.

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Constantine Davides:	Hi. A couple of questions on RCM, if I could. The first is on the pipeline. You mentioned that includes RCM. I just want to be clear. Is that consistent with how you measured pipeline in the third quarter?

Scott Decker:	Yes, we’ve been measuring pipeline on a consistent methodology. It’s probably coming up on about two years now.

Constantine Davides:	Okay. And then, Monte, just on a related note, you mentioned it was a very strong bookings quarter in RCM. Can you just maybe provide a backlog number? I know that’s something you’ve done in the past.

Paul Holt:	Yes. So, hey, Constantine, yes, we have this past quarter that backlog is north of 10 million, approximately.

Monte Sandler:	Yes, and I would add to that that it’s almost a 50% increase from some of the previous quarters.

Constantine Davides:	And, is most of.

Paul Holt:	Coming from a very strong quarter.

Constantine Davides:	Is that $10 million—I mean, that’s the run rate on Matrix.

Paul Holt:	Who said that?

Constantine Davides:	Or, is that additional?

Paul Holt:	That’s separate. This is backlog contracted business, separate from Matrix.

Constantine Davides:	Got it, great, and maybe one for you, Paul. Guidance that you put out recently was 20 to 24% revenue growth, how much of that growth is going to come from new acquisitions, either those completed in the first quarter or have you factored anything from future acquisition in the next couple of quarters in that 20 to 24% number?

Paul Holt:	Yes, what’s been factored in is the Matrix acquisition. We did factor that in and we’re not going to get into the exact dollars related to Matrix but, just from a qualitative point of view that has been factored into the guidance. But, beyond that, we have not factored any other acquisitions in there because I felt it was more conservative to not assume anything, necessarily.

Constantine Davides:	All right. Thanks, Paul.

Operator:	Thank you. The next question is from the line of Greg Bolan with Sterne Agee. Please go ahead.

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Greg Bolan:	Hey. Thanks, guys. Steve, you don’t really ever talk about this much and I understand why, but if you think about like the Tiers 3 and 4 for the pipeline, and versus, say, Tiers 1 and 2 versus say this time last year, maybe last quarter. What are you seeing? Not necessarily needing to quantify but just kind of qualify the improvement, decline, or maybe the same type trend.

Steve Plochocki:	As Scott indicated, I think our current pipeline is about $189 million. A year ago it was $168 million, and in order for that to continue to grow, the deeper categories, the early lead categories have to be growing at the same pace.

Greg Bolan:	Sure.

Steve Plochocki:	So, if you look at it as a V with four categories, with the near-term deals at the point of the V and the more expensive deals further out in the V, the V is getting wider.

Greg Bolan:	Got it. Okay. Understood, and just on the RCM services side. A little bit better than what we were expecting here, and you all had spoken about kind of the change in the compensation structure. Maybe Paul, if you could just refresh us. What actually changed and this quarter you’ve seen some benefit from the change in compensating sales folks?

Paul Holt:	I don’t necessarily want to get into the actual details of our commission plan, but suffice it to say that we did make a concerted effort this past year to get our sales team and our sales folks more aligned to selling revenue cycles, as opposed to just selling what they historically sold, which is software. And admittedly, as we talked about, it’s well known our growth rate in RCM was not what we would have liked it to have been.

But, I think it’s very safe to say that we’ve made some excellent progress in getting our sales force tuned into selling RCM, and we certainly saw quite a surge in the fourth quarter, which we think is somewhat related to that. And, we’re excited about it and I think it portends well for the future. But then, Monte probably has something to say on this.

Monte Sandler:	Yes, this is Monte. I think what we’ve done is we’ve added more expertise to our sales team as it relates to selling RCM services and we’ve worked really hard to continue to integrate, our RCM services within our sales organization. And I’m pleased to say that we’ve made tremendous progress. We’re seeing, as I said in my prepared comments, we’re starting to see the fruits of those labors and I think that continues to move in an upward trend and in the right direction.

I think the other thing that you all could be thinking about is today, of the four business units, RCM services, is the only pure service organization. And, today we’re providing service to one of those technology groups, being NextGen Ambulatory, but we also have opportunities within our

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NextGen Hospital space, as well as our QSI Dental space. And again, as I mentioned in my prepared comments, we’ve already begun the path towards servicing those customer bases, as well and continuing to cross sell our services throughout our organization.

Greg Bolan:	Thanks for that. And then, Scott, you ended the fiscal year with 116 quota-carrying NextGen reps. What would be your goal for fiscal ’13 in terms of just ending this year?

Scott Decker:	Right. I think you’ll probably see it continue to pick up lightly, probably net, net maybe another 10 to 15 by the time we’re having this conversation a year from now.

Greg Bolan:	Okay.

Scott Decker:	A little bit of that is, as Monte said, growing the RCM capability. We’re also investing more in in what I would call account management folks with a shift towards ACOs. As I mentioned, some of the larger clients represent, actually, a huge opportunity for us, so, just to give you a little color on the mix.

Greg Bolan:	That’s great. Thanks. And, as a last question, Steve or Scott, just the talent pool we’ve seen several other vendors run into some woes and its maybe company-specific, one in particular, obviously. Have you seen any noticeable change in kind of the influx of more of the higher, more senior-type personnel on the sales side or on the operations side starting to occur? I mean, any comments on that would be helpful.

Steve Plochocki:	Are you referencing in our organization?

Greg Bolan:	No, I’m referencing just kind of the influx of, I suppose, resumes. Opportunities to senior folks that are out there that are possibly looking for a change to come over to NextGen.

Steve Plochocki:	Well, I think, as Scott indicated earlier, the 775 software vendors out there to provide EHR we’re fourth, so we’re in the top five in terms of installed base and customer base. So, look, periodically we do get things come our way. I don’t know if I’ve seen an onslaught or anything. Scott, I defer to you on that. Have you seen a huge onslaught of this type of activity?

Scott Decker:	Well, I think, maybe just taking it from a little different tangent, there is some additional talent who’s entering the market over the last quarter or so that I think gives us some opportunities where they weren’t in the past, just as there’s been some shuffles in some of the larger competitors. I think that’s what you were alluding to.

Greg Bolan:	Right. Okay. That’s helpful. Thanks, guys.

Scott Decker:	Thank you.

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Operator:	Thank you. The next question is from the line of Donald Hooker with Morgan Stanley. Please go ahead.

Donald Hooker:	Hey, good morning. Can you hear me?

Steve Plochocki:	Good morning. Yes.

Donald Hooker:	Okay, great. So, I think Scott Decker mentioned he was anticipating 20% revenue growth in fiscal ’13, if I heard him correctly, and I was thinking about some of the other divisions. I mean, are there any other, like looking at say the RCM Practice Solutions business, what would be a good revenue growth we should anticipate at that business for fiscal ’13?

Paul Holt:	Well, I think we already mentioned a backlog number that’s out there. Now, some of that is dependent on our customers. We have some control, but we don’t have all control over that in terms of timing and how that rolls out, so we’re going to have to be sensitive to that. But, you also have the Matrix acquisition, which we’re excited about and the pipeline that’s taking place. I think you throw all that together and you’re talking about at least something on the order of 40% year-over-year, north of that, built in. So I think that probably gives you a little bit of color there.

Donald Hooker:	I’m sorry. It’s 40% year-over-year growth and…

Paul Holt:	In the RCM, in revenue cycle.

Donald Hooker:	Yes. Okay. Yes.

Paul Holt:	Don, he’s got $10 million of new book business for the year. We just bought Matrix. That’s another $10 million. And, we have 10 months to go to the year.

Donald Hooker:	Yes.

Paul Holt:	I think that’s how some of the math is rolling out.

Donald Hooker:	Gotcha.

Steve Plochocki:	I’ve kind of challenged them to do much better than that, which I think they will. If we can do better than that, then absolutely. So, I mean, that puts pressure on Monte, but this is the life we’ve chosen, I guess.

Donald Hooker:	Gotcha. And then, I guess from the outside it’s always difficult to monitor what you guys are doing in the InPatient space, the Hospital space, as well, with all the acquisitions. Is there sort of a revenue growth outlook for fiscal ’13 there, as well? You gave it for the whole Company and I’m just trying to sort of think about how the pieces fit together.

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Paul Holt:	Okay, we’ve given you a couple of pieces already. Are you trying to get at revenue?

Donald Hooker:	Yes, I’m trying to sort of triangulate around some of the InPatient business and the Practice Solutions business for fiscal ’13; what kind of revenues to anticipate? You gave us a consolidated number. I’m just trying to break it down by division.

Paul Holt:	I’d rather try to keep it at a more, higher level. We’ve given you a couple of the large divisions. Certainly we know there’s a lot of opportunity in the Hospital side, as well as Dental. You’ve got the range we’ve given you as a whole. You’ve got two of those pieces already. I think that you can do some math there and back into something reasonable on the other two…

Donald Hooker:	That’s fine. One last one. I know you guys have a number of large, I guess you call them enterprise relationships, I think of Banner, Trinity, Adventist, IASIS, I think you referenced. Are any of those relationships a material part of revenues as a percentage? I mean, what percentage of revenues would those relationships be? I’m trying to think how exposed you might be to one specific enterprise relationship.

Paul Holt:	I don’t know if we really want to get into that level of detail. Our RCM unit has got quite a few customers in their base. There are some larger customers, some smaller customers. I think we want to try and get away from getting into that level of detail of trying to identify particular customers and what percent…

Steve Plochocki:	But I think, Don—this is Steve. I think, Don, what I always look at—we’ve got over 4,000 group practices. We have a lot of large customers in that mix, but I don’t think there’s any one customer and, Scott, you can answer this better than anyone. There isn’t any one customer that has any kind of material balance…

Donald Hooker:	Right.

Steve Plochocki:	To our system.

Scott Decker:	Yes, Don. That’s exactly what I was going to say. I mean, it’s probably more opportunistic risk than it is any risk to the ongoing business stream. So, even our biggest clients the main thing is just maintenance stream and losing a big client, while it would be painful it would hardly even show up in our financials. I’d be more concerned, because as I said, the shift to ACOs is really having a lot of those clients, as do tremendous amount of physician acquisition right now, which is a very nice upside for us on the EHR, EPM front.

Donald Hooker:	How far are you seeing more downstream competition from larger sort of
InPatient IT vendors like Epic or Cerner?

Quality Systems, Inc.	Page 19	05/17/2012

Scott Decker:	No, I don’t think so. I mean everybody’s been focused on that space. Everybody continues to be focused on that space. I feel like we’re really, really well situated and I’m out with those large clients on a month-to-month basis, and they’re all talking to us about how do we continue to grow together, and to be honest, can we scale with them is their biggest question.

Donald Hooker:	Okay. Well, thank you. Thank you all so much.

Scott Decker:	Thank you, Don.

Operator:	Thank you. The next question is from the line of George Hill with Citigroup. Please go ahead.

George Hill:	Good morning, guys. Thanks for taking the questions. Most of my initial questions have been answered. I guess, Steve, just to double check. Did you guys say that it looks like Matrix is going to contribute; it looks like on a calendar basis, about $12 million or $13 million to revenue in fiscal ’13?

Steve Plochocki:	I think it was out—extra to nine to 10. Paul…

Paul Holt:	No, here’s what we’ve talked about. We’ve talked about some approximate run rate revenues prior to us acquiring Matrix. We do have expansion plans, of course, for Matrix, along with the rest of that unit, but I think we didn’t really want to get into that kind of granularity in terms of the guidance. But, I think, you’ve got a couple of pieces there already, so I’d like you to work with that.

George Hill:	Okay. Good stuff. And there’s kind of a consumer reports to the healthcare technology space out there, and, according to them, they’re saying that client bat scores for NextGen customers seem to be on a pretty consistent slide (ph). Is that something, Scott that you feel like you’re seeing and hearing from the customers? And, if you are, how do you plan to address that and, if not, what do you think of the disparity between what you guys hear and what’s being reported?

Scott Decker:	Yes, that’s just a great question, George, and it’s interesting because I’m sure you’re probably referring to KLAS as much as anything.

George Hill:	Yes.

Scott Decker:

And, what’s interesting about KLAS is it’s really a trailing indicator rather than a leading. And when we saw that decline start to occur that was 24 to 18 months ago and, at least from the data I’m seeing we’ve stabilized it because we did do a lot, both internally and externally, and I talked a lot about beta quality initiatives we launched 18 months ago. And then, a lot of things on the user interface work we’ve been doing. So, as I currently

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talk to clients, I really feel like it’s turned and they’re much more positive than they were 12 to 18 months ago. And, if we continue to deliver, I think, on the things we have been working on now for the last year, year and a half, my anticipation is we’ll start to see those subjective conversations we’re having be reflected in the objective data starting to trend back up for KLAS in the coming quarters.

George Hill:	Okay. I appreciate the comments. Thank you.

Scott Decker:	Thank you, George.

Operator:	Thank you. The next question is from the line of Bret Jones with Oppenheimer. Please go ahead.

Bret Jones:	Thanks for taking the questions and good morning.

Steve Plochocki:	Good morning.

Bret Jones:	I just want to circle back on Matrix for one second. When you talk about a $10 million run rate that would be a net contribution to you. Is there any expectation of maintenance revenue that might roll off since they were an existing client?

Paul Holt:	They are an existing client. There was a very small amount of maintenance revenue. Nothing really of any significance, I think, to us as a whole, as a Company, but that rolls off, but then that was an expense to them, so, on a net basis, you’re even. You have a small amount of maintenance revenue that does roll off, but then you have the expenses that they were running, that expense also rolls off. So, on a net basis, from a bottom line point of view, nothing changes really.

Bret Jones:	Okay, great. That’s helpful. I just wanted to circle back to Constantine’s question on the pipeline to make sure I understand the definition correctly. Scott, you said that you’ve been calculating it the same. I just want to make sure I understand it’s been reported the same, because this is the first quarter I remember RCM being included in the pipeline number that’s being reported.

Scott Decker:	Yes. So, it’s been calculated and reported on a consistent basis. The reality is there just hasn’t been that much RCM in the past, and so I maybe didn’t even mention it but, if it was there, it was in the numbers and what we were reporting.

Bret Jones:	Okay, great, just wanted to check on that. And, then the implementation revenues spiked up fairly dramatically. There wasn’t a lot of cost associated with that I wanted to make sure there wasn’t any kind of catch up payment or, catch up revenue rack (ph) that occurred in the implementation line.

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Paul Holt:	No. We’ve been ramping up. We’ve got a lot of implementation work out there and I think that this is being reflected.

Bret Jones:	So, the catch up is essentially the fact that you had hired those people before, but now you’re actually able to bill them. Is that what we’re seeing? Why the cost…

Paul Holt:	Well, yes.

Bret Jones:	Is actually—go up with revenues?

Paul Holt:	Well, yes. So, initially when you’re growing an implementation group, obviously they’re not billable on day one, so you do have to make an investment in those people, and before they become billable resources, and so I think you’re seeing some of that.

Bret Jones:	Okay. And then, just lastly on the Hospital side. The $8.8 million of revenue was considerably lower, so I just wanted to understand. With the slippages that you saw in the quarter in terms of deal signing, was that primarily on the Hospital side, or was it Ambulatory, or both?

Paul Holt:	No. It was a combination. I think we saw that in both those business units.

Bret Jones:	Any common reason as to why they split?

Steve Puckett:	No. There’s no particular reason at all. I mean, hospitals obviously are very complex organization, their Boards, things that we can and cannot control in terms of timing. A little bit more difficult. I do want to point out I know one of the deals that Steve Plochocki mentioned earlier, too, that we’ve made an announcement about, also was a combined deal for both and was a significant deal for both sides of the Company.

Bret Jones:	All right, great. Thank you very much.

Operator:	Thank you. The next question is from the line of Richard Close with Avondale Partners. Please go ahead.

Richard Close:	Yes, can you hear me?

Steve Puckett:	Yes, hi, Richard.

Richard Close:

Okay, great. I just want to follow-up on Don’s question and I think it was George, with respect to the hospitals, Cerner and Epic, and maybe some of these enterprise deals, and just get, maybe, your perspective on the current competitive environment. Clearly if we go back several years, call it five years ago, you and Allscripts were the leaders in the physician ambulatory marketplace for the most part, and it had a lot of enterprise clients adopt your technologies. And, I’m just trying to get a feel of whether

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increasingly, someone like a Cerner’s product has improved, or an Epic is rolling out to more hospitals, whether you see it as a big risk that NextGen, or in Allscripts case their TouchWorks product, are going to be increasingly thrown out of existing clients. And maybe to tie that into the maintenance revenue, we see maintenance possible take a hit down the road. But, just overall, whether you see that potential?

Scott Decker:	As we’ve talked about, probably kind of for a while I think the macro consolidation to enterprise accounts, meaning hospital systems buying up physicians and then needing more infrastructure. I think on a macro basis that’s positive for us, because there really aren’t that many enterprise quality ambulatory products. So, maybe you lose a little more to one vendor, but with the overall tide rising, I feel like we’re really well positioned if you just look at the vast majority of the market, and all the hospitals out there, and all the partners that have. So, yes, we’ll lose a few, but I think we’re going to win a lot more and the clients that we do have are pretty well entrenched at this point. And, as I said, that’s both an objective and subjective, just based on our, day-to-day conversations with all of them.

Richard Close:	Okay. And then, on the Greenfield EHR deal, I wasn’t really sure on the answer to this. I think you said last quarter—the third quarter, it was 90% of new EHR contracts were Greenfield. That compared to 87%, and I guess, 80% two quarters ago. What is the number for the fourth quarter?

Scott Decker:	The fourth, I don’t think I actually referenced it. It was approximately 70% for fourth quarter.

Richard Close:	Was Greenfield?

Scott Decker:	Right.

Richard Close:	Okay. That’s helpful. And then, with respect to the RCM services, I understand that the backlog is dramatically improved, and you have the acquisition, and so you’ll see the growth in fiscal 2013 in RCM services. But it is sort of concerning to just see the flat line over the most recent fiscal year. I’m curious, IASIS obviously a great deal for you there. Did IASIS contribute at all in the fiscal fourth quarter?

Monte Sandler:	No. I think we were in the middle of implementation. I don’t believe that it was very much contribution from them in the fourth quarter at all.

Richard Close:	Okay, helpful there. And then, with respect to investments on the RCM services, I think someone mentioned, I forgot who it was, that you made investments in that business in the most fiscal year. So, you would expect notable leverage or a margin expansion in the RCM business in the upcoming fiscal year.

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Monte Sandler:	Well, I think in my prepared comments I shared with you, we have been really focused on continuing to improve operating margin. Our year-over-year was a 37% improvement and our focus has been twofold. It’s been growing revenue through sales and market and continuing to improve margins. Also in my prepared comments, over the past three years we’ve had significant operating margin improvement each and every year, and we expect to continue that trend in the coming year.

Richard Close:	Okay, final question. Steve, you listed, I guess, eight initiatives for the…

Steve Plochocki:	Nine.

Richard Close:	I missed one there, so I have to go back on the transcript. But, is there any fear or uneasiness in terms of that’s a pretty full plate for the upcoming fiscal year and you could maybe lose focus at all in any one of these areas and have a negative situation or negative hit.

Steve Plochocki:	Well, I’ll put it this way. I mean, there are nine initiatives, but most of them are continuations of what we’ve already started. Our offshore capabilities and our back office functionality to be moving it offshore, we started that last July. So, this isn’t a new initiative. It’s a continuation of that. Expanding our international distribution channel, as you heard from Scott, we just closed our first international distribution opportunity. We’ll be announcing that in a press release in the upcoming weeks, and we have many more in our pipeline.

To continue to maximize cross selling opportunities, almost every one of the deals we announced has more than one of our product or service offerings. The Norton deal, for example, InPatient, Ambulatory, and Dental. You mentioned IASIS. IASIS was an Ambulatory customer that Monte sold RCM services to. I mean, the continuation of cross selling opportunities, I think now that we have real solid operating platform in our business units, you’re going to start seeing a lot more of those types of deals.

Expanding our RCM capabilities to dental and hospital markets; Monte’s already engaged in doing some offerings to small hospital markets right now. Moving upstream in the hospital path; I mean, Steve Puckett is, along with Poseidon and CQI before it, we’ve already been putting pieces together to give us a more comprehensive offering to be able to move into larger hospital offerings, albeit the small hospital sector, a larger piece of that pie we’re looking to get.

ACO modeling to five new products that I mentioned that we introduced at HIMSS, to aid the physicians in that effort. If we did not have the capability for development in India that we started last July, we would have never had those products ready to go in February at HIMSS. All of these things are continuation play.

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And then, of course, to continue to compete to compete for the 50% of the market that has yet to adopt.

And then, of course, the last one was to continue to acquire product and service offerings that supplement or complement our core offerings, and we’re looking to do that, not just domestically, but internationally. So, most of these, as you can see, Richard, are continuation plays.

Richard Close:	Okay, great. I appreciate the added detail. Thank you.

Steve Plochocki:	You bet. Thank you.

Operator:	Thank you. The next question is from the line of Atif Rahim with JP Morgan. Please go ahead.

Atif Rahim:	Hi. Thanks for taking the question. I might have missed this as there was a couple of (inaudible) on the call. But, could you now talk about the contracts that were delayed, (inaudible), how many you might have signed close to the quarter?

Steve Plochocki:	I’m sorry, Atif. You’re cutting in and out on us here. I—Operator, did you hear that?

Operator:	His volume is a little low. I can turn this on to (cross-talking).

Atif Rahim:	Let me try speaking up. So, the contracts that were delayed being signed in the quarter.

Steve Plochocki:	Yes.

Atif Rahim:	Could you discuss how many of those you might have signed post the quarter?

Steve Plochocki:	Well, like I said in our prepared statements, we’ve announced already some of those that have already been announced. They’re on our website, and there are others that are very close to being signed. So no, but we’re not going to tell you who they are just yet, except the ones that have been announced. And other than to say that they’re in the seven figure range, every one of them.

Atif Rahim:	Okay. And then, for Paul, the change in the services related contract revenue, the way you’re, I guess, classifying it into the quarter. What drove that change? Could you just recap that for us?

Paul Holt:	Yes, you’re talking about our balance sheet?

Atif Rahim:	(Inaudible).

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Paul Holt:	Yes, so we just made a slight change to how we are going—are approaching payment terms, separating out services from software calling out the services as billed as incurred. In that kind of a payment arrangement you’re not going to record that on your balance sheet, in prior arrangement we’ve had a normal practice of including our software and services combined in our payment terms that has resulted in how we record our balance sheet, which has this gross up. So, as I always talk about every quarter, I give you a DSO number that is net of unpaid services and then I also have a gross number. So, what I’m saying is, as a result of that change in those payment arrangements, we’re seeing a little different presentation on the balance sheet. And, I wanted to point that out so that it’s understood what was driving some of the change in our accounts receivable and deferred revenue balances on our balance sheet.

Atif Rahim:	Okay. So the services component, I guess, are not being billed ahead of time now, or they are being billed. You just aren’t collecting the cash or the payment.

Paul Holt:	No. So, what I’m saying is, if you have a contract where we’ve contracted out for X amount of services, but we’re saying that they’re going to be billed as they’re being rendered. So, we’re not saying that there any amount owed today. That’s going to be owed as services are rendered. So, we’re not going to record something like that on the balance sheet. That’s really more of a backlog.

Atif Rahim:	Okay, that’s good. That covers my questions. Everything else has been answered. Thank you very much.

Steve Plochocki:	Thank you.

Operator:	Thank you. The next question is from the line of Dave Windley with Jefferies & Company. Please go ahead.

Dave Windley:	Hi. Thanks for taking the questions. There’s been some discussion—some questions about trying to get some clarity on segment revenue contribution to 2013. I was hoping I could approach that more from a gating (ph) of total revenue in 2013. So, I guess, the essence of the question is, if we leave 4Q of ’12 at a 12% growth rate, and we’re going to 22% at the midpoint, should we expect that to kind of steadily move higher through the quarters, or is this first quarter going to be a very high growth rate because of the slippage into 1Q of ’13? I’m just trying to get a sense for how you would expect that growth rate to gate over the course of the four quarters of the year.

Paul Holt:

Yes. So, I appreciate that question. I was saying, the quarters are difficult to predict because of the timing of arrangements. Certainly that last quarter was exhibit A of that. So, and as Steve mentioned, we do have good opportunities that we’re working in the June quarter, but I have always tried to point people to please judge us on an annual basis and

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more long-term basis, and I would not want you to sort of try to model out some kind of monster quarter in the June quarter, let me also take that. Look, we’re working as best we can and I’m not trying to take you off and sort of like downgrade any expectations about June. All I would like to say is: I really don’t like to try to get into the timing of individual contracts and really sort of speak more to an annual basis. So, let’s just do that and certainly though—let me roll back as well. I don’t want you to miss the fact, though, that we do have some great opportunities that we’re working on. And, I think we’ve gotten a great head start here in the June quarter, but I think we live in Missouri, let’s call it the “show me” state.

Dave Windley:	Okay. All right, thanks for that. So, then maybe more conceptually, the comments on this call and your characterization in the press releases has been about slippage of specific deals and some revenue recognition change or delay. But, in, I think, some recent conference commentary, Steve, you’ve talked about Supreme Court kind of the kissing cousins of ACA and hi tech, and what sounded to me like more multi-quarter overhangs than one-time, slippage over the end of the quarter deal closures. And, I was hoping that you could kind of reconcile those two thought processes.

Steve Plochocki:	Yes, what I said at the conference was that in many of our larger deal opportunities, which are, as one would expect, are highly contested, that we’ve seen some extension of our closure cycle. Inclusive in that is the fact that, if you notice, many of the deals that we close, especially ones that we’ve announced recently, you’ll note that it includes and incorporates many product lines; which could be contributing to that, by the way. So, I’m not saying all deals. I’m saying many of the deals that can make the biggest difference.

Dave Windley:	Okay.

Steve Plochocki:	And, that’s how I characterize that. Now, I’m not saying that that’s going to happen every quarter. What I am saying is that many of the deals that we had earmarked for our March quarter unfortunately didn’t get done in the March quarter. Many of those have already been done. We’ve already announced them and there are others that are in the process of being completed, as well. And, as Paul said, it’s very difficult to gauge from quarter to quarter. And, as I said in some of my statements; I’ve been on the Board of the Company for eight years, I’ve been close to the Company for 10 years, and you back for that 10 year period and you will see every four to six quarters something like this happens. However, during that same 10 year period, the Company delivered a 4,100% return to the shareholders. I don’t know how else to characterize that. We wish our crystal ball was precise 100% of the time. Unfortunately it’s not. What the takeaway from this is that if the fundamentals have changed, that’d be a different story, but our fundamentals haven’t changed. Our pipeline keeps growing. Categories 1 and 2 are very deep and vibrant for us this quarter. We haven’t seen any fundamental change to any of the dynamics that have been feeding into our system for the last two to three years.

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Dave Windley:	So, following on a slightly different direction here. On your comments around intense competition, have those recent comments been directed predominantly at these large deals, or are you seeing that intense competition kind of across the board? And, what I’m specifically thinking about is some of your comments maybe going back three, four, five, six months would have been about some intense competition around the RCM business. And, it sounds like the outlook for RCM is actually pretty bright. So, I just wanted to get some clarification on the intenseness—intensity of the competition.

Steve Plochocki:	Well, just look at the progression. I mean, we’re in the second year of the stimulus. The top—I think somebody cited on the call that the top 10 companies in our sector have 75% of the physicians on the active patient list. The top five companies in our sector, of which we are one, have 50%. The other 765 companies have the remaining 25%. The competition I’m talking about is the competition in the seven figure, multi-product discipline type of contracts that are incorporated in those top levels. And, one would stand to reason that in the second year of the stimulus, with all this consolidation in healthcare, of course they would be competitive. I mean, I didn’t think I was stating anything that would have been so surprising to folks.

Dave Windley:	No, not at all. So, if I could ask a last question here on expense lines. Wondering, with the three divisional name changes, brand changes, if that’s going to trigger some uptick in marketing dollars to support that rebranding of three of your divisions. And two, the R&D dollar cost jumped up a little bit sequentially. Is that the stepping off point into fiscal 2013? Thanks.

Steve Plochocki:	Two comments and then Scott may add color on the marketing fees. I believe those costs have already been made, in terms of the name change, and the whatnot. But in terms of the R&D spend, I don’t anticipate any reduction of that commitment, but I don’t know if I really want to go beyond that. Scott, do you have anything else to add?

Scott Decker:	Well, all that I would add is, we continue to just be opportunistic. So, you may see marketing spend increase in some of those segments, but we just think there’s a lot of opportunity still untapped in that segment more than it would be necessarily rebranding. Then, on the R&D front, kind of same comment. We certainly do ROI on where the investment is and, as Steve talked about, there are a lot of areas: that we’re in that we want to get deeper into, and a few new ones that we’re starting to get into, like analytics. So, once again, you’ll continue to see increases on both those expenses, but they should be tied to pretty good ROIs.

Dave Windley:	Okay. Thank you very much.

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Steve Plochocki:	Thank you.

Operator:	Thank you. The next question is from the line of Anthony Vendetti with Maxim Group. Please go ahead.

Anthony Vendetti:	Okay, thanks. Steve, you’ve been talking a lot about the larger customer deals, 500K-plus or seven figures-plus. Can you give us a general idea of the trend over the last year? What percent was great than 500- plus and what percent of that—of your business now, what percent of your revenues now are greater than 500K?

Steve Plochocki:	Paul, can you speak to that, or?

Paul Holt:	If you look over time, it’s relatively consistent in terms of the overall mix of deal arrangements. And a fair number of them in the less than 500K range, and then you’ll always have a certain number of arrangements that are over that size, although in our last quarter we talked about that we had some of those that were in the larger end of that range that were delayed, and didn’t happen like we wanted them to. But, I don’t think if you’re looking at our pipeline and things that we’re actively working on, I’m not seeing any kind of material change in our historical patterns.

Anthony Vendetti:	Is it less than 20% of your sales in that—that fit that category?

Paul Holt:	In terms of the number of transactions?

Anthony Vendetti:	Just percent of your overall sales, is it less than 20% there that are 500K-plus deals?

Paul Holt:	It’s going to vary from quarter to quarter, so it’s a little hard to speak to an exact precise number there. If you want to talk about a range, between 15 to 25, somewhere around that. I think that’s fair.

Anthony Vendetti:	Okay. And then, last thing on the RCM. I know that you said there’s a lot of growth opportunity out there for the RCM business. What percent of your sales is RCM and then what do you think the growth rate opportunity is for this fiscal year, for 2013?

Paul Holt:	In terms of RCM?

Anthony Vendetti:	Yes.

Steve Plochocki:	(Inaudible) percent.

Paul Holt:

Well, you have to keep in mind that there’s an aspect of RCM that you have to remember that that kind of a revenue model is like a freight train. So, Monte’s used that term before and I like it. It takes a while to get the train moving. If you sign an arrangement it doesn’t turn into revenue from

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day one, so you kind of have to factor that in. And I think we’ve already talked about something north of 40% as a rough guideline there, since we’ve already talked about Matrix, we’ve talked about a backlog, and the opportunities that are happening in the pipeline, and whatnot. But, I don’t know if there’s much more color to add to that than what we’ve already given.

Anthony Vendetti:	Okay, great. Thanks.

Paul Holt:	Thank you.

Operator:	Thank you. The next question is from the line of Mark Fife with EnTrust Capital. Please go ahead.

Mark Fife:	Thank you very much. Here are two questions. One, given the fact that just some deals slipped from one quarter to the next, and your guidance for fiscal ’13 is lower than street estimates had been, should I assume from that that you think that deals will continue to take longer than expected and maybe even longer than they’re taking now? And, the second question along that line is, any mix shift changes in fiscal ’13; in other words, system sales versus maintenance, any margin implications? And, just the last question, a lot of analysts were calling for kind of a slower growth after 2012 in this whole industry. You’ve gone through a number of things, international and cross selling, are reasons why you think your growth will continue. Do you think, over the next three or four years, you can continue the pace of 20% earnings per share and revenue growth?

Steve Plochocki:	I’ll answer your last question first. We have been historically a 20 or better Company for at least the last 12 years. We’re earmarking this year to be the same. We anticipate that the expansion in those nine areas that I addressed twice already on this call, I think are going to give us opportunities to continue to keep that pace. We’re very confident in that.

In terms of the other questions, Paul, I think some of them were financial. If you could repeat your first and second question again, please.

Mark Fife:	I’m just saying that you say some deals are taking longer than expected, but yet fiscal ’13 guidance was lower than expected. I mean, we should have—if it was just a couple of deals we should have thought that that would be added into fiscal ’13. So, I’m just wondering, do you expect that the elongation of the sales process will continue?

Steve Plochocki:	No.

Mark Fire:	It may even get worse.

Steve Plochocki:

The several deals that took longer than we anticipated in our work order, that have entered into closure cycles for our first quarter is one issue. Whether I’m anticipating this to be an impact on our fiscal 2013, I would

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say no. They’re two different issues. Fiscal 2013, as we have it earmarked in our four divisions, with the nine points that we’re going to drive, with the deals that we’ve closed, with the acquisitions we’ve already done, with our international distribution, a channel distribution program now under way, we believe that we’re going to be able to continue to grow at 20, 20. I think we’re over—I guess we’re looking too deeply into a handful of deals that pushed when, for eight years, we would talk about deals pushing periodically. It’s not a new phenomenon for our company, especially when you have license-based deals that are seven figures.

Mark Fire:	So, where do you think the sell side was so off on their original expectations for fiscal ’13?

Paul Holt:	Yes, so this is Paul. It wasn’t revenue. Our guidance I don’t think really took anybody’s expectations down on revenue in any material way. Actually, I think the opposite. But, where there was a difference was simply in earnings per share bottom line profit that was going to result out of that revenue. So, what we have guided to is a consistent operating margin. We’ve simply said we’re going to be consistent with what we’ve been able to deliver for over the last several years, and I think some of the estimates we’re thinking that we were going to expand that operating margin. And, all we’re saying is we’re looking at consistency.

Mark Fire:	Okay. And, just as a last question, which was the mix issue, system sales versus maintenance. Should that be changing or its pretty much stayed the same?

Paul Holt:	Within the guidance?

Mark Fire:	Yes.

Paul Holt:	Next year?

Mark Fire:	Yes.

Paul Holt:	Well, as I mentioned, what’s in the guidance is a slight increase in the proportion of recurring revenue streams, including RCM, in our mix. So, we’re saying we’re going to have a little bit higher mix towards recurring and service-type revenues compared to fiscal ’12.

Mark Fire:	Thank you very much.

Paul Holt:	Thank you.

Steve Plochocki:	Well, we’ve gone about an hour and a half now. Operator, we’ll take one more question please.

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Operator:	Certainly. The last question is from the line of Sandy Draper with Raymond James. Please go ahead.

Sandy Draper:	Yes. Thanks, guys. I’ll try to make these questions brief. I’m not sure if this is—which Steve this question is for. When you’re talking about going upstream on the hospital side, I think originally, you sort of targeted under 100 bed type of market, maybe you could say under 150 beds. Could you just give me a sense of how far up are you looking at, sort of two to 300 beds? Are you already starting to think about four to 500 beds type hospitals?

Steve Puckett:	This is Steve. I think we definitely are looking to expand. In fact we have one client right now that is significantly more than 100 beds that we’re working with, so we’re looking to take that up to definitely the 100, 200, and maybe a little bit higher. But, the key is a lot of these rural hospitals, it represents a lot of opportunity when you get to the next level, and I think the strategy all along has been this.

And, what I want to point out specifically, because we have alluded to it, I know we put a press release out yesterday. There are two significant systems that you have to have when you go into the hospital market and you start to go up from the smallest groups. And, that is, all the money is made in either the OR and all the admissions are done through the emergency department and so, those are two systems that either we have to go in when we go up market with a partner, or we provide our own solution.

So, it’s a significant piece this quarter that we’re announcing, the emergency department, because we have had almost all of our hospital clients ask about that, as well as its an absolutely essential—the workflow is very different than in the rest of the hospital, so that’s why it’s a unique system. For folks who are in the business, they know this very well. The OR is the same way. And both of those are significant to moving up and going a little bit higher.

Sandy Draper:	Right. That’s helpful. And then, the final question for Steve. I know you haven’t announced it, so you can’t give a lot of specifics, but on the international distribution deal. Typically, when you guys have distribution partners, they’re buying licenses up front from you, and then pushing it out into sort of a non recourse, so you can take down revenue immediately. Is there anything about this deal that would run counter to a traditional distribution partner deal?

Steve Plochocki:	Well, I mean, the fact that we mentioned it today, the deal is done, but we have not yet announced it, in a press release which will be made available in the next couple of weeks. We need to honor the agreement with our partner to wait for the press release before we start forthcoming details on it.

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Sandy Draper:	Okay.

Steve Plochocki:	Other than to tell you we just closed the deal. We wish we could have had the press release before this call, Sandy, but we just didn’t but, I can promise you the information will be forthcoming in a very short period of time. And, I can tell you it’s the beginning of what we believe is going to be a very, very big piece of our expansion over the next several years.

Sandy Draper:	Okay. Fair enough. I appreciate it.

Steve Plochocki:	Thank you, Sandy. Okay, thank you, everyone. We appreciate your time today. An hour and 35 minutes is usually longer than we like to go, but we realized that there were a lot of questions and they were all valid. Coming off a quarter like we just came off of with all our fundamentals still intact is a difficult thing for us. We’re not used to that. We believe that the current share price does not support the Company’s long-term potential, but then again, it’s our job to prove to you that we’re right, and we fully intend to do that. So, again, thank you all for being on the call. We look forward to seeing you in our travels. Take care.

Operator:	Ladies and gentlemen, this does conclude the conference. If you would like to listen to a replay of today’s conference, dial 1-800-406-7325 or 303-590-3030 and enter the access code of 4539176. Thank you for your participation. You may now disconnect.

END

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